ALANCO ENVIRONMENTAL RESOURCES CORPORATION
                1998 ROBERT R. KAUFFMAN STOCK OPTION AGREEMENT

     THIS STOCK OPTION AGREEMENT ("Agreement") is made and entered into this 25th day of August, 1998 ("Grant Date"), by and between ALANCO ENVIRONMENTAL RESOURCES CORPORATION, an Arizona corporation (the "Company"), and ROBERT R. KAUFFMAN (the "Optionee").

                            RECITALS

     The Company, through its Board of Directors (the "Board"), has determined that in order to attract and retain the best available personnel for positions of substantial responsibility to provide successful management of the Company's business, it must offer a compensation package that provides key employees of the Company an opportunity to participate financially in the success of the Company by developing an equity interest in it. By this Agreement, the Company and the Optionee desire to establish the terms upon which the Company is willing to grant to the Optionee, and upon which the Optionee is willing to accept from the Company, an option to purchase shares of common stock, no par value, of the Company ("Common Stock").

     IN CONSIDERATION of the promises and of the mutual agreements hereinafter set forth, the parties agree as follows:

     1. Grant of Non-Statutory Stock Option. Subject to the terms and conditions hereinafter set forth, the Company grants to the Optionee the right and option (the "Option") to purchase from the Company all or any part of an aggregate number of One Million (1,000,000) shares of Common Stock, authorized but unissued or, at the option of the Company, treasury stock if available (the "Optioned Shares").

     2. Purchase Price. The price to be paid for the Optioned Shares (the "Purchase Price") upon exercise of the Option, or any part thereof, shall be the lower of (i) $1.00 per share or (ii) the price per share which is equal to the average low daily bid price of any ten (10) consecutive trading days from July 1, 1998 until thirty (30) days following the date of public release of the Company's Summary Financial Results for its fiscal year ending June 30, 1998.

     3.   Vesting of Options; Exercise.  The Options shall vest as follows:
Five Hundred Thousand (500,000) Options shall vest upon the Grant Date, and provided Optionee is still employed by the Company, an additional Two Hundred Fifty Thousand (250,000) Options shall vest upon January 1, 1999, and the final Two Hundred Fifty Thousand (250,000) Options shall vest upon July 1, 1999. In addition, all unvested options shall immediately vest in the event the employment of Optionee with the Company is terminated by the Company. The Option may be exercised by the Optionee, in whole or in part from time to time, for any number of shares up to the full amount of shares then vested.

     4. Termination of Option. The Option shall not be exercisable as to any shares not vested and will automatically terminate with respect to non-vested shares if the continuous employment requirement is not satisfied, unless Optionee is terminated by the Company. Vested Shares, to the extent not exercised, shall terminate upon the tenth (10th) anniversary of the Grant date (the "Option Term").

     5. Exercise of Option. Subject to the terms and conditions of this Agreement, the Option may be exercised only by completing and signing a written notice to the Company in substantially the following form:


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          I hereby exercise the Option granted to me by Alanco Environmental
          Resources Corporation and elect to purchase _________________ shares of no par value Common Stock of Alanco Environmental Resources Corporation for [the purchase price set forth in Paragraph 2 of this Stock Option Agreement].

     6. Payment of Purchase Price. Payment of the Purchase Price may be made as follows:

          (a) In United States dollars in cash or by check, bank draft or money order payable to the Company; or

          (b) At the discretion of the Board, through the delivery of shares of Common Stock with an aggregate fair market value at the date of such delivery, equal to the Purchase Price; or

          (c)  By a combination of both (a) and (b) above.

     The Board shall determine acceptable methods for tendering Common Stock as payment upon exercise of an Option and may impose such limitations and conditions on the use of Common Stock to exercise an Option as it deems appropriate. At the election of the Optionee and subject to the acceptance of such election by the Board, to satisfy the Company's withholding obligations, it may retain such number of shares of Common Stock subject to the exercised Option which have an aggregate fair market value on the date of exercise equal to the Company's aggregate federal, state, and local tax withholding and FICA and FUTA obligations with respect to the exercise of the Option by the Optionee.

     7. Adjustments. In the event of any stock split, reverse stock split, stock dividend, combination or reclassification of shares of Common Stock or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company, the number and kind of Optioned Shares and the Purchase Price per share shall be proportionately and appropriately, adjusted without any change in the aggregate Purchase Price to be paid therefor upon exercise of the Option.

     8. Liquidation, Sale of Assets or Merger. Provided that the Options shall have been fully vested for at least 30 days, in the event of a dissolution or liquidation of the Company, the Option will terminate immediately prior to the consummation of such action, unless otherwise provided by the Board. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, the option shall be assumed or an equivalent option shall be substituted by such successor corporation.

     9. Optionee Not A Shareholder. The Optionee shall not be deemed for any purposes to be a shareholder of the Company with respect to any of the Optioned Shares except to the extent that the Option herein granted shall have been exercised and a stock certificate issued therefor.

     10. Covenants of the Company. The Company covenants and agrees that all shares of Common Stock issued upon the exercise of the Option will, upon issuance and payment therefor in accordance with the terms hereof, be validly issued, fully paid and nonassessable.

     11. Registration of Common Stock. The Company shall promptly cause appropriate securities registration statements to be filed with respect to the


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shares underlying the Option so that upon exercise of the Option the Common
Stock received may be freely tradeable.

     12. Notices. Any notice to be given under the terms of the Agreement ("Notice") shall be addressed to the Company in care of its Secretary at 15900
N. 78th Street, Suite 101, Scottsdale, Arizona 85260, or at its then current corporate headquarters. Notice to be given to the Optionee shall be addressed to him at his then current residential address as appearing on the records of the Company. Notice shall be deemed duly given when enclosed in a properly sealed envelope and deposited by certified mall, return receipt requested, in a post office or branch post office regularly maintained by the United States Government.

     13. Governing Law. This Agreement is executed pursuant to and shall be governed by and construed in accordance with the laws of the State of Arizona.

     14. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements written or oral of any party hereto. This Agreement may not be amended, waived, discharged or terminated, except by a written instrument signed by both the Company and the Optionee.

     IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer, and the Optionee has hereunto affixed his signature.

ALANCO ENVIRONMENTAL RESOURCES CORPORATION, an Arizona corporation


By: /s/James T. Hecker                  /s/Harold S. Carpenter
    ----------------------             ------------------------
     James T. Hecker                    Harold S. Carpenter

Its:      Compensation/Administrative Committee

OPTIONEE:

/s/Robert R. Kauffman
---------------------------
     Robert R. Kauffman




















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